Exhibit 10.18

Apache Corporation 401(k) Savings Plan

Third Amendment Not Covered by the 2010 Determination Letter

Apache Corporation (“Apache”) sponsors the Apache Corporation 401(k) Savings Plan (the “Plan”). In section 10.4 of the Plan, Apache reserved the right to amend the Plan from time to time. Apache hereby exercises that right, as follows.

1. Section 1.14(d)(i) of the Plan shall be replaced in its entirety with the following, effective as of January 1, 2012.

(i)	Inclusions. Specifically, Compensation includes:

(A)	Regular salary or wages,

(B)	Overtime pay,

(C)	The regular annual bonus (unless all or a portion is excluded by the Committee before the regular annual bonus is paid) and any other bonus designated by the Committee,

(D)	Salary reductions pursuant to this Plan,

(E)	Salary reductions that are excludable from an Employee’s gross income pursuant to Code §125 or §132(f)(4), and

(F)	Amounts contributed as salary deferrals to the NQ Plan or the Restorative Plan.

2. The following Section 1.38 shall be added to the Plan, and the current Section 1.38 and subsequent sections shall be renumbered accordingly, effective as of January 1, 2012.

1.38 Restorative Plan

“Restorative Plan” means the Apache Corporation Non-Qualified Restorative Retirement Savings Plan.

3. Sections 3.1(b)(i) through 3.1(b)(iii) of the Plan shall be replaced in their entirety with the following, effective as of January 1, 2012.

(i)	Standard Match. As of the last day of the Plan Year, the Committee shall make the final allocation of Company Matching Contributions (including such forfeitures occurring during the Plan Year that are treated as Company Matching Contributions pursuant to subsection 5.4(d)) to each Participant who made Participant Contributions during the Plan Year as follows. Each Participant’s allocation shall be equal to his Participant Contributions for the Plan Year, up to a maximum allocation of 8% of his Compensation. The Committee may make interim allocations of Company Matching Contributions during the Plan Year, reflecting the allocation earned thus far in the Plan Year.

(ii)	Additional Match. If the nondiscrimination tests described in sections 3.5 and 3.6 are not satisfied for a Plan Year, the Company may elect to contribute an additional amount, or it may elect to use any forfeitures occurring during the Plan Year, as an extra Company Matching Contribution for the Plan Year. The extra Company Matching Contribution may be designated as a QMAC pursuant to section 3.8 and allocated as specified in section 3.8. Extra Company Matching Contributions not designated as QMACs shall be allocated in the same fashion as QMACs are allocated in section 3.8.

(iii)	Coordination With Code §401(a)(17). Company Matching Contributions in a Plan Year shall accrue only on Participant Contributions up to 8% of the Code §401(a)(17) limit for that Plan Year. Any Company Matching Contributions allocated during the Plan Year in which they were accrued shall be allocated on a temporary basis only; the allocation shall become final after the Committee verifies that the allocation complies with the terms of the Plan, including the limits of Code §401(a)(17). Any reduction in the allocation to comply with Code §401(a)(17), adjusted to reflect investment experience, shall be used as specified in subsection 5.4(d).

Prepared December 17, 2011

4. Section 3.1(d) of the Plan shall be replaced in its entirety with the following, effective as of January 1, 2012.

(d)	Contributions Contingent on Deductibility. The Company Contributions for a Plan Year (excluding forfeitures and contributions pursuant to paragraph 3.1(c)(v) shall not exceed the amount allowable as a deduction for Apache’s taxable year ending with or within the Plan Year pursuant to Code §404. The amount allowable as a deduction under Code §404 shall include carry forwards of unused deductions for prior years. If the Code §404 deduction limit would be exceeded for any Plan Year, the Plan contributions shall be reduced, in the following order, until the Plan contributions equal the Code §404 deduction limit: first, the Company Matching Contributions for those Highly Compensated Employees who are eligible to participate in either the NQ Plan or the Restorative Plan; second, all but $1 of the Company Discretionary Contributions for those Highly Compensated Employees who are eligible to participate in either the NQ Plan or the Restorative Plan; third, any remaining Company Matching Contribution; fourth, any remaining Company Discretionary Contributions. Company Contributions other than QNECs, QMACs, and contributions pursuant to paragraph 3.1(c)(v) shall be paid to the Trustee no later than the due date (including any extensions) for filing the Company’s federal income tax return for such year; QNECs and QMACs shall be paid to the Trustee no later than 12 months after the close of the Plan Year; and contributions subject to paragraph 3.1(c)(v) shall be paid to the Trustee as specified in section 15.4. Company Contributions may be made without regard to current or accumulated earnings and profits; nevertheless, this Plan is intended to qualify as a “profit sharing plan” as defined in Code §401(a). The Company may pay any contribution in the form of Company Stock or cash, as the Company determines.

5. Section 3.2(c)(i) of the Plan shall be replaced in its entirety with the following, effective as of January 1, 2012.

(i)	Authorization. An individual who has become, or who is expected to shortly become, a Covered Employee may make an affirmative election to make have amounts withheld from his Compensation and to have such Participant Contributions contributed to this Plan; such Participant Contributions shall begin as soon as administratively practicable after the Participant has satisfied the waiting period described in subsection 2.1(a). In addition, an individual who becomes a Covered Employee shall be automatically enrolled in the Plan, and will make Participant Contributions at 8% of his Compensation, unless he affirmatively elects otherwise; the Participant shall be provided with a reasonable opportunity of at least 30 days to select a different rate of Participant Contribution; the Participant shall be notified in a sufficiently accurate and comprehensive manner that apprises the Participant of his rights and obligations, written in a manner calculated to be understood by the Participant, that explains his right to elect a contribution percentage rate that is not 8% of Compensation (and that may be 0%), that explains when such automatic contributions will begin (unless he makes an affirmative election otherwise), and that explains how such automatic Participant Contributions and the associated match will be invested. Any authorization or deemed authorization may apply only to Compensation that is not then currently available to the Participant. Such authorization or deemed authorization shall remain in effect until revoked or changed by the Participant. If an Employee makes a hardship withdrawal from his Participant Contributions Account under section 6.5, his contribution rate shall be immediately reduced to 0%, and shall remain at 0% for at least 6 months. To be effective, any authorization, change of authorization, or notice of revocation must be filed with the Committee according to such restrictions and requirements as the Committee prescribes. The Committee shall establish procedures from time to time for Participants to change their contribution elections, which procedures shall be communicated to Participants. The Committee may establish different procedures for Participant Contributions from different types of Compensation, such as bonuses. A Participant who also participates in the NQ Plan or the Restorative Plan may make a combined contribution election that applies to both this Plan and the NQ Plan or Restorative Plan; once made, such combined elections are irrevocable for the periods and the compensation described in the elections.

Prepared December 17, 2011

6. Section 3.2(c)(iii) of the Plan shall be replaced in its entirety with the following, effective as of January 1, 2012.

(iii)	Inadequate Paycheck. If the amounts withheld from a Participant’s paycheck (including, without limitation, loan repayments, Participant Contributions, taxes, contributions to the NQ Plan or the Restorative Plan, and premium payments for various benefits) are greater than the paycheck, the Committee shall establish the order in which the deductions shall be applied, with the result that 401(k) Contributions or Catch-Up Contributions may be reduced below what the Participant had elected. The Committee’s procedures may also automatically increase a Participant’s 401(k) Contributions or Catch-Up Contributions in subsequent pay periods to make up for any missed contributions.

7. Section 3.3(b) of the Plan shall be replaced in its entirety with the following, effective as of January 1, 2012.

(b)	Non-Deductible Contributions. Upon the request of the Company, the Trustee shall return to the Company, any Company Contribution or 401(k) Contribution that is not deductible under Code §404. The Company shall pay any returned 401(k) Contribution to the appropriate Participant or the NQ Plan or Restorative Plan, as appropriate, as soon as administratively practicable, subject to any withholding. All contributions under the Plan are expressly conditioned upon their deductibility for federal income tax purposes. The amount that shall be returned shall be the excess of the amount contributed (reduced to reflect any decrease in the net worth of the appropriate Accounts attributable thereto) over the amount that would have been contributed if there had not been a mistake in determining the deduction. Appropriate reductions shall be made in the Accounts of Participants to reflect the return of any contributions previously credited to such Accounts. Any contribution conditioned on its deductibility shall be returned within one year after it is disallowed as a deduction.

8. Section 5.4(b) of the Plan shall be replaced in its entirety with the following, effective as of January 1, 2011.

(b)	Regular Forfeitures. A Participant’s non-vested interest in his Company Contributions Account shall be forfeited at the earlier of the fifth anniversary of the date he terminated employment (or such later date as is administratively convenient) or the date he receives a full distribution of his vested Plan Accounts. Any such forfeiture shall be used as specified in subsection (d).

9. Section 6.4(a) of the Plan shall be replaced in its entirety with the following, effective as of January 1, 2011.

(a)	General. The distributable amount shall be paid in a single payment, except as otherwise provided in the remainder of this section. Distributions shall be in the form of cash except (i) to the extent that an Account is invested in Company Stock or a fund containing primarily Company Stock, the distributee may elect to receive a distribution of whole shares of Company Stock, while fractional shares of Company Stock shall be converted to and paid in cash, and (ii) in-kind distributions may be elected, to the extent administratively practicable as determined by the processor of distributions, when a rollover is made to an IRA and the custodian or trustee of the IRA is willing to accept an in-kind contribution.

10. Section 6.4(b) of the Plan shall be replaced in its entirety with the following,effective as of January 1, 2011.

(b)	Partial Withdrawals and Installments. In-service withdrawals are available to Employees as specified in section 6.5. Withdrawals of at least the minimum required amount are available to Participants whose Required Beginning Date has passed or whose Required Beginning Date will occur later in the Plan Year or in the following Plan Year, as described in subsection 6.6(b); similar withdrawals are available to the Participant’s Alternate Payee, as described in subsection 13.9(f). Annual installments are available to beneficiaries as described in subsection 6.6(d).

Prepared December 17, 2011

11. Section 6.6(b) shall be replaced its entirety with the following, effective as of January 1, 2011.

(b)	Latest Date of Distribution. A Participant shall receive annual distributions of at least the minimum amount required to be distributed pursuant to Code §401(a)(9), which shall be calculated by using only the Participant’s life expectancy, which shall be recalculated each year; the Participant may withdraw any larger amount. A Participant may request that his first minimum required distribution be distributed in the calendar year preceding his Required Beginning Date; the Committee shall comply with this request if administratively practicable to do so.

12. Section 6.6(c)(ii) shall be replaced in its entirety with the following, effective as of January 1, 2011.

(ii)	$1000 to $5000. If paragraph (i) does not apply and the aggregate value of the nonforfeitable portion of a Participant’s Accounts is $5,000 or less on any date after his Termination of Employment, then as soon as practicable the Plan shall pay the distributable amount to an individual retirement account or annuity within the meaning of Code §408(a) or §408(b) (collectively, an “IRA”) for the Participant, unless the Participant affirmatively elects to receive the distribution directly or to have it paid in a direct rollover under section 6.7. The Committee shall select the trustee or custodian of the IRA as well as how the IRA shall be invested initially. The Plan shall notify the Participant (A) that the distribution has been made to an IRA and can be transferred to another IRA, (B) of the identity and contact information of the trustee or custodian of the IRA into which the distribution is made, and (C) of such other information as required to comply with Code §401(a)(31)(B)(i).

13. Section 13.2(b) of the Plan shall be replaced its entirety with the following, effective as of January 1, 2011.

(b)	Representatives. A claimant may appoint a representative to act on his behalf. The Plan shall only recognize a representative if the Plan has received a written authorization signed by the claimant and on a form prescribed by the Committee, with the following exceptions. The Plan shall recognize a claimant’s legal representative, once the Plan is provided with documentation of such representation. If the claimant is a minor child, the Plan shall recognize the claimant’s parent or guardian as the claimant’s representative. Once an authorized representative is appointed, the Plan shall direct all information and notification regarding the claim to the authorized representative and the claimant shall not be copied on any notifications regarding decisions, unless the claimant provides specific written direction otherwise.

14. Sections 13.9(f)(i) and 13.9(f)(ii) shall be replaced in their entirety with the following, effective as of January 1, 2011.

(i)

Single Payment. The only form of payment available to an Alternate Payee is a single payment of the distributable amount (measured at the time the payment is processed), except for the minimum required distributions under paragraph (ii) and except that partial withdrawals are available to the Alternate Payee between the date the Participant attains age 59 1/2 and the Participant’s Required Beginning Date. If the Alternate Payee is awarded more than the distributable amount, the Alternate Payee shall initially receive a distribution of the distributable amount, with additional payments made as soon as administratively convenient after more of the amount awarded to the Alternate Payee becomes distributable.

(ii)	Timing of Distribution. Subject to the limits imposed by this paragraph, the Alternate Payee may choose (or the QDRO may specify) the date of the distribution. If the value of the nonforfeitable portion of an Alternate Payee’s Account is $5,000 or less, the Alternate Payee shall receive a single payment of the distributable amount as soon as practicable (without the Alternate Payee’s consent), provided that the value is $5,000 or less when the distribution is processed. Otherwise, the distribution to the Alternate Payee may occur at any time after the Committee determines that the Domestic Relations Order is a QDRO and before the

Prepared December 17, 2011

Participant’s Required Beginning Date (unless the order is determined to be a QDRO after the Participant’s Required Beginning Date, in which case the first minimum required distribution to the Alternate Payee shall be made by the deadline for making such distributions under Code §401(a)(9), which will usually be the end of the year in which the order was determined to be a QDRO). An Alternate Payee shall receive annual distributions of at least the minimum amount required to be distributed pursuant to Code §401(a)(9), which shall be calculated by using only the Participant’s life expectancy, which shall be recalculated each year; the Alternate Payee may withdraw any larger amount. The Alternate Payee may request that his first minimum required distribution be distributed in the calendar year preceding the Participant’s Required Beginning Date; the Plan shall comply with this request if administratively practicable to do so.

15. Section 2(a) of the Incoming Assets portion of Appendix E shall be replaced its entirety with the following, effective as of January 1, 2011.

(a)	Installments. Except as provided in the next sentence, in subsection 6.4(b) of the Plan (relating to in-service withdrawals, minimum required withdrawals, and installments to beneficiaries), and in subsection 13.9(f) of the Plan (relating to QDROs), all distributions shall be in the form of a lump sum of the Account Owner’s entire vested account balance in the Plan. Any Account Owner who elected installment payments from the Old Mariner Accounts before the merger of Mariner’s 401(k) Plan and this Plan shall be paid the installments in the amount and on the schedule he had elected.

EXECUTED this 19th day of December, 2011.

APACHE CORPORATION

By:	/s/ Margery M. Harris
Margery Harris
Senior Vice President, Human Resources

Prepared December 17, 2011